Exhibit 99.1

Apollo Education Group Announces CFO Departure

Joseph D’Amico named as Interim CFO

Phoenix, April 28, 2015 - Apollo Education Group, Inc. (NASDAQ: APOL) today announced that Brian Swartz, Senior Vice President and Chief Financial Officer, has resigned from his position with the company effective May 15, 2015. Joseph D’Amico has been appointed to serve as interim CFO effective upon Mr. Swartz’s departure, while the company conducts a comprehensive search, considering both internal and external candidates.

“We thank Brian, as a valued member of the management team, for his contributions during the past nine years,” said Greg Cappelli, Chief Executive Officer, Apollo Education Group. “He has developed a strong financial infrastructure to support the implementation of our long-term strategic plan. We wish Brian all the best going forward.”

“I am honored to have been part of Apollo in serving such an important mission and thank Greg, the Board of Directors, and the entire team,” said Swartz. “While I have decided to pursue a new direction, I strongly believe Apollo has the team, financial foundation, and strategy in place to achieve long-term success and help transform higher education.”

“We are pleased Joe is willing to lead our financial operations on an interim basis to ensure a smooth transition as we conduct a comprehensive search to fill this important role,” said Cappelli. “I have worked closely with Joe, and he brings tremendous experience, both in the industry and with the company in his current capacity as a member of both the University of Phoenix and Western International Boards of Trustees and his past roles at Apollo, including his service as CFO.”

D’Amico spent more than 30 years in public accounting at PricewaterhouseCoopers before joining the private sector in 2002. He served as a Senior Managing Director of FTI Palladium Partners, an interim management company and a division of FTI Consulting Inc., before joining Apollo Education Group in 2006, serving as Chief Financial Officer. During his tenure at Apollo, D’Amico also served as President and Chief Operating Officer. He retired as an officer in 2013. He received his Master of Business Administration from the University of Chicago and his Bachelor of Science in Accountancy from the University of Illinois.

About Apollo Education Group, Inc.

Apollo Education Group, Inc. is one of the world’s largest private education providers, serving students since 1973. Through its subsidiaries, Apollo Education Group offers undergraduate, graduate, professional development and other nondegree educational programs and services, online and on-campus principally to working learners. Its educational programs and services are offered throughout the United States and in Europe, Australia, Latin America, Africa and Asia, as well as online throughout the world. For more information about Apollo Education Group, Inc. and its subsidiaries visit the Company’s website at www.apollo.edu.

Investor Relations Contacts:

Beth Coronelli, 312-660-2059

beth.coronelli@apollo.edu

Erin Kelly, 602-557-3830

erin.kelly@apollo.edu

Media Contact:

Media Relations Hotline, 602-254-0086

media@apollo.edu